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ROBBINS & MYERS, INC.

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
COMPUTATON OF PER SHARE EARNINGS
(IN THOUSANDS, EXCEPT PER SHARE DATA)              THREE MONTHS ENDED         NINE MONTHS ENDED
                                                   -------------------       -------------------
                                                   MAY 31,     MAY 31,       MAY 31,     MAY 31,
                                                    1995        1994          1995        1994
                                                   -------------------       -------------------
PRIMARY
   Average shares outstanding                        5,170       5,116         5,161       5,099
   Net effect of dilutive stock options -
   based on the treasury stock method
   using average market price                          185         153           144         148
                                                  --------    --------       -------    --------
                     TOTAL                           5,355       5,269         5,305       5,247
                                                  ========    ========       =======    ========

   Net Income Before Extraordinary Item             $2,256      $2,211        $8,259      $6,254
                                                  --------    --------       -------    --------
   Net Income                                       $3,588      $2,211        $9,591      $6,254
                                                  ========    ========       =======    ========


   PER SHARE AMOUNTS:
   Net Income Before Extraordinary Item              $0.42       $0.42         $1.56       $1.19
                                                  --------    --------       -------    --------
   Net Income                                        $0.67       $0.42         $1.81       $1.19
                                                  ========    ========       =======    ========


FULLY DILUTED
   Average shares outstanding                        5,170       5,116         5,161       5,099
   Net effect of dilutive stock options -
   based on the treasury stock method
   using the year-end market price, if
   higher than average market price                    196         163           196         163
                                                  --------    --------       -------    --------
                     TOTAL                           5,366       5,279         5,357       5,262
                                                  ========    ========       =======    ========



   Net Income Before Extraordinary Item             $2,256      $2,211        $8,259      $6,254
                                                  --------    --------       -------    --------
   Net Income                                       $3,588      $2,211        $9,591      $6,254
                                                  ========    ========       =======    ========


   PER SHARE AMOUNTS:
   Net Income Before Extraordinary Item              $0.42       $0.42         $1.54       $1.19
                                                  --------    --------       -------    --------
   Net Income                                        $0.67       $0.42         $1.79       $1.19
                                                  ========    ========       =======    ========
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